EXHIBIT 10.9

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (this “Sixth Amendment”) is entered into as of May 11, 2018 (the “Effective Date”), by and between POINT RICHMOND R&D ASSOCIATES II, LLC, a California limited liability company (“Landlord”), and SANGAMO THERAPEUTICS, INC., a Delaware corporation (formerly known as Sangamo Biosciences, Inc., a Delaware corporation) (“Tenant”), with reference to the following facts:

A.

Landlord and Tenant entered into that certain Triple Net Laboratory Lease dated as of May 23, 1997, together with an Addendum thereto dated May 28, 1997 (collectively, the “Original Lease”), as amended by those certain letter agreements dated June 15, 1999, April 21, 2000 and November 3, 2000, that certain First Amendment to Lease dated March 12, 2004 (the “First Amendment”), that certain Lease Addendum dated December 12, 2006 (“Lease Addendum II”), that certain Second Amendment to Lease dated March 15, 2007, that certain Lease Addendum III dated April 2, 2012 (“Lease Addendum III”), that certain Third Amendment to Lease dated August 1, 2013 (the “Third Amendment”), that certain Lease Addendum dated December 1, 2013 (“Lease Addendum IV”, and collectively with Lease Addendum II and Lease Addendum III, the “Storage Space Lease Addenda”), that certain Fourth Amendment to Lease dated June 10, 2016, and that certain Fifth Amendment to Lease dated July 10, 2017 (the “Fifth Amendment”), pursuant to which Tenant leases certain premises consisting of approximately 26,629 rentable square feet known as Suites A, B and C-1 (“Suites A, B and C-1”), approximately 5,165 rentable square feet known as Suite C-2 (“Suite C-2”), and approximately 6,153 rentable square feet known as Suite F (“Suite F”, and collectively with Suites A, B and C-1, and Suite C-2, the “Premises”), in the building located at 501 Canal Boulevard, Point Richmond, California (the “Building”).  The Original Lease, as so amended, is collectively referred to herein as the “Existing Lease”; provided, however, the Storage Space Lease Addenda are no longer in effect pursuant to the terms of the Fifth Amendment.

B.

The Lease as to Suites A, B and C-1 shall expire on August 31, 2019 (the “Suites A, B and C-1 Prior Expiration Date”), as to Suite C-2 shall expire on November 31, 2019 (the “Suite C-2 Prior Expiration Date”), and as to Suite F shall expire on July 31, 2021 (the “Suite F Prior Expiration Date”).  Tenant has requested that the Lease be amended to make the expiration date of the Term one date for all of the Premises, and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Incorporation of Recitals and Defined Terms.  The Recitals above are hereby incorporated herein.  As of the Effective Date, unless context clearly indicates otherwise, all references to “the Lease” or “this Lease” in the Existing Lease or in this Sixth Amendment shall be deemed to refer to the Existing Lease, as amended by this Sixth Amendment.  Capitalized terms which are not otherwise defined in this Sixth Amendment shall have the meanings set forth in the Existing Lease.

2.Extension of Term of Lease as to Original Premises.  The Term of the Lease as to the all of the Premises is hereby extended to August 31, 2026 (the “Second Extended Expiration Date”), unless sooner terminated in accordance with the terms of the Lease.  That portion of the Term as to Suites A, B and C-1 only commencing the day immediately following the Prior Suites A, B and C-1 Expiration Date (the “Suites A, B and C-1 Second Extension Date”) and ending on the Second Extended Expiration Date shall be referred to herein as the “Suites A, B and C-1 Second Extended Term”.  That portion of the Term as to Suite C-2 only commencing the day immediately following the Prior Suite C-2 Expiration Date (the “Suite C-2 Second Extension Date”) and ending on the Second Extended Expiration Date shall be referred to herein as the “Suite C-2 Second Extended Term”.  That portion of the Term as to Suite F only commencing the day immediately following the Prior Suite F Expiration Date (the “Suite F Second Extension Date”, and collectively with the Suites A, B and C-1 Second Extension Date and the Suite F Second Extension Date, the “Second Extension Dates”), and ending on the Second Extended Expiration Date shall be referred to herein as the “Suite F Second Extended Term”.

3.Base Monthly Rent.

(a)Premises Through Day Before Second Extension Dates.  The Base Monthly Rent, Additional Rent and all other charges under the Lease shall be payable as provided therein with respect to the each portion of the Premises through and including the day before each of the respective Second Extension Dates.

(b)Suites A, B and C-1 From Suites A, B and C-1 Second Extension Date Through Second Extended Expiration Date.  As of the Suites A, B and C-1 Second Extension Date, the schedule of Base Monthly Rent payable with respect to Suites A, B and C-1 from the Suites A, B and C-1 Second Extension Date through the Suites A, B and C-1 Second Extended Term is the following:

Period	Base Monthly Rent
09/01/19 – 08/31/20	$63,910.00
09/01/20 – 08/31/21	$65,508.00
09/01/21 – 08/31/22	$67,145.00
09/01/22 – 08/31/23	$68,824.00
09/01/23 – 08/31/24	$70,545.00
09/01/24 – 08/31/25	$72,308.00
09/01/25 – 08/31/26	$74,116.00

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(c)Suite C-2 From Suite C-2 Second Extension Date Through Second Extended Expiration Date.  As of the Suite C-2 Second Extension Date, the schedule of Base Monthly Rent payable with respect to Suite C-2 from the Suite C-2 Second Extension Date through the Suite C-2 Second Extended Term is the following:

Period	Base Monthly Rent
12/01/19 – 11/30/20	$10,072.00
12/01/20 – 11/30/21	$10,324.00
12/01/21 – 11/30/22	$10,582.00
12/01/22 – 11/30/23	$10,846.00
12/01/23 – 11/30/24	$11,117.00
12/01/24 – 11/30/25	$11,395.00
12/01/25 – 08/31/26	$11,680.00

(d)Suite F From Suite F Second Extension Date Through Second Extended Expiration Date.  As of the Suite F Second Extension Date, the schedule of Base Monthly Rent payable with respect to Suite F from the Suite F Second Extension Date through the Suite F Second Extended Term is the following:

Period	Base Monthly Rent
08/01/21 – 07/31/22	$13,106.00
08/01/22 – 07/31/23	$13,434.00
08/01/23 – 07/31/24	$13,769.00
08/01/24 – 07/31/25	$14,114.00
08/01/25 – 07/31/26	$14,466.00
08/01/26 – 08/31/26	$14,828.00

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

4.Operating Expenses.  Any caps on increases in Operating Expenses respecting the Premises shall continue to apply prior to each respective Second Extension Date.  As of (a) the Suites A, B and C-1 Second Extension Date as to Suites A, B and C-1, (b) the Suite C-2 Second

Extension Date as to Suite C-2 and (c) the Suite F Second Extension Date as to Suite F, and ending as of the Second Extended Expiration Date as to all portions of the Premises, Tenant’s Pro Rata Share of Operating Expenses (exclusive of Taxes) shall not increase by more than 5% per calendar year on a compounding and cumulative basis (e.g. Tenant’s Pro Rata Share of Operating Expenses (other than Taxes) for calendar year 2019 shall not exceed 105% of Tenant’s Pro Rata Share of Operating Expenses (other than Taxes) for calendar year 2018; Tenant’s Pro Rata Share of Operating Expenses (other than Taxes) for calendar year 2020 shall not exceed 105% of the maximum allowable amount of Tenant’s Pro Rata Share of Operating Expenses (other than Taxes) permitted for calendar year 2019, etc.).  By way of illustration, if Tenant’s Pro Rata Share of Operating Expenses (other than Taxes) were to be $1.00 per rentable square foot per month, then Tenant’s Pro Rata Share of Operating Expenses (other than Taxes) for calendar year 2019 would not exceed $1.05 per rentable square foot per month, and Tenant’s Pro Rata Share of Operating Expenses (other than Taxes) for calendar year 2020 would not exceed $1.1025 per rentable square foot per month.  For the avoidance of doubt, nothing contained herein shall limit in any way Tenant’s liability for Taxes.

5.Condition of Premises; Suites A, B and C-1 Alterations.

(a)Tenant acknowledges that it has been, and continues to be, in possession of the Premises, is familiar with the condition of the Premises and continues to occupy the Premises in its “as is, where is” condition, with all faults, without any representation, warranty or improvement by Landlord of any kind whatsoever, except as may otherwise be expressly provided in this Sixth Amendment or the Existing Lease.

(b)Tenant shall perform Alterations in Suites A, B and C-1 (the “Suites A, B and C-1 Alterations”) at Tenant’s sole cost and expense, and otherwise in conformance with Exhibit A to this Sixth Amendment (the “Work Agreement”).  In the event of any conflict between the Work Agreement and Section 7.3, Alterations, of the Original Lease, the terms of the Work Agreement shall control.  In the event of any conflict between the Work Agreement and the provisions of this Sixth Amendment, the terms of the Work Agreement shall control.

6.Extension Options.

(a)The first and second sentences of Section 8(a) of the First Amendment (as amended by Section 2 of the Third Amendment and Section 14(a) of the Fifth Amendment) are hereby amended and restated in their entireties as follows:

Landlord hereby grants Tenant the option to extend the Term of the Lease as to all of the Premises (the “Second Extension Option”), for one (1) additional period of five (5) years (the “Second Option Term”), commencing immediately after the Second Extended Expiration Date.  The Second Extension Option shall be upon all the terms and conditions contained in the Lease (as amended hereby), except that (1) the initial Base Monthly Rent for the Premises during the Second Option Term shall be equal to 95% of the “fair market rent” for the Premises as of the commencement of the Second Option Term (i.e., the rate that a willing, comparable, new (i.e., non-renewal), non-equity tenant would pay, and that a willing landlord of comparable research and development laboratory space in Richmond, California would accept at arms’ length), determined in the manner set forth in subparagraph

(b) below, and (2) Tenant shall not be entitled to the Suites A, B and C-1 Allowances (as defined in the Work Letter to the Sixth Amendment) during the Second Option Term.

(b)All references to “the Extension Options” and “an Extension Option” in Section 8 of the First Amendment are hereby changed to “the Second Extension Option”, and all references to the “applicable Option Term” are hereby changed to the “Second Option Term”.

(c)Except as set forth above, Tenant shall have no further options to extend the Term of the Lease as to any portion of the Premises.

7.Right of First Offer.

(a)Tenant shall have a one-time right of first offer (the “Right of First Offer”) with respect to Suite D in the Building, containing approximately 8,000 rentable square feet (the “Offering Space”).

(b)Landlord and Tenant acknowledge that the Offering Space is currently leased to an existing tenant.  On or after October 31, 2018, and prior to the date Landlord leases the Offering Space to a third-party tenant or other occupant, Landlord shall advise Tenant (the “Advice”) of the material economic terms and conditions under which Landlord is prepared to lease such Offering Space to Tenant, including, without limitation, the proposed term of lease and the proposed rent payable for the Offering Space.  Tenant may lease such Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within 15 business days after the date of the Advice, except that Tenant shall have no such Right of First Offer, and Tenant may not exercise its right under this Section 7, if: (i) at the time that Landlord would otherwise deliver the Advice, a default or breach on the part of Tenant beyond applicable notice and cure periods exists under the Lease; (ii) the Premises, or any portion thereof, is sublet at the time Landlord would otherwise deliver the Advice; (iii) Tenant is not occupying the entire Premises at the time Landlord would otherwise deliver the Advice; or (iv) the Offering Space is not intended for the exclusive use of Tenant.  Tenant shall deliver evidence of Tenant’s creditworthiness concurrently with delivery of the Notice of Exercise.

(c)The term with respect to the Offering Space (the “Offering Space Term”) shall commence as of November 1, 2019 (the “Offering Space Commencement Date”), and shall be for the length stated in the Advice.  As of the Offering Space Commencement Date, the Offering Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice shall govern Tenant’s leasing of the Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of the Lease shall apply to the Offering Space.  The foregoing notwithstanding, if Landlord is unable to deliver possession of the Offering Space to Tenant on the Offering Space Commencement Date, Landlord shall not be liable for any claims, damages or liabilities by reason thereof, but the Offering Space Term shall commence upon the date possession of the Offering Space is delivered by Landlord to Tenant, provided that Tenant shall not be obligated to pay any Rent for the Offering Space until the possession of the Offering Space is delivered to Tenant.  The Offering Space shall be accepted by Tenant in “AS IS” condition, and Landlord’s only obligation with respect to the condition of the Offering Space as of the Offering Space Commencement Date shall be to deliver such Offering Space in such condition.

(d)Tenant shall pay Base Rent for the Offering Space at the rate or rates set forth in the Advice, which rate or rates shall reflect the Fair Market Rent for the Offering Space as determined by Landlord in Landlord’s reasonable judgment.  For purposes of this Right of First Offer provision, “Fair Market Rent” shall mean the annual rental rate per square foot for space comparable to the Offering Space in the Building and office buildings comparable to the Building in Richmond, California under leases and renewal and expansion amendments being entered into at or about the time that the Fair Market Rent is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, and the method of allocating operating expenses and taxes.  Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than the lease term of the Offering Space, (ii) the space is encumbered by the option rights of another tenant, or (iii) the space has a lack of windows and/or an awkward or unusual shape or configuration.  The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.  The determination of Fair Market Rent shall also take into consideration any reasonably anticipated changes in the Fair Market Rent from the time such Fair Market Rent is being determined and the time such Fair Market Rent will become effective under the Lease.

(e)The Right of First Offer shall terminate upon Tenant’s failure to exercise its Right of First Offer within the 15-business-day period provided in Section 7(b) above as to the Offering Space.

(f)If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, rentable square footage of the Premises, Tenant’s Pro Rata Share and other appropriate terms.  A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within 15 days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is prepared and/or executed.

(g)Notwithstanding anything to the contrary contained herein, Tenant’s Right of First Offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant or other occupant of the Building existing as of the Effective Date of this Amendment.  As of the Effective Date, no tenant or other occupant of the Building has any such rights.

(h)Notwithstanding anything to the contrary contained herein, Tenant’s rights under this Section 7 are personal to the original Tenant executing the Lease (“Named Tenant”) and shall not be assigned or assignable, in whole or in part, to any third-party.  Any assignment or other transfer of such rights by Named Tenant shall be void and of no force or effect.  Without limiting the generality of the foregoing, no sublessee of the Premises shall be permitted to exercise the rights granted to Tenant under this Section 7.

8.Brokers.  Tenant shall be solely responsible for any commission, fees or costs payable to any real estate broker, sales person or finder claiming to have represented Tenant in connection with this Sixth Amendment, any future amendment to the Lease and/or Tenant’s exercise of any extension option or right of first refusal contained in the Lease.  Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims by any real estate broker, salesperson or finder claiming to have represented Tenant for a commission, finder’s fee or other compensation in connection with this Sixth Amendment.  Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims by any real estate broker, salesperson or finder claiming to have represented Landlord for a commission, finder’s fee or other compensation in connection with this Sixth Amendment.  Landlord and Tenant each acknowledge and agree that neither Landlord nor Tenant are represented by any broker in connection with this Sixth Amendment.

9.Inspection by a CASp in Accordance with Civil Code Section 1938.  To Landlord’s actual knowledge, the property being leased or rented pursuant to the Lease (as amended by this Sixth Amendment) has not undergone inspection by a Certified Access Specialist (CASp).  A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.  The foregoing verification is included in this Sixth Amendment solely for the purpose of complying with California Civil Code Section 1938 and, except as otherwise expressly stated above, shall not in any manner affect Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as provided under the Lease.

10.OFAC.  Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

11.Counterparts; PDF.  This Sixth Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument.  This Sixth Amendment may be executed in so-called “pdf” format and each party has the right to rely upon a pdf counterpart of this Sixth Amendment signed by the other party to the same extent as if such party had received an original counterpart.

12.Authority.  This Sixth Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns.  Each party hereto and the persons signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Sixth Amendment.

13.Status of Existing Lease.  Except as amended hereby, the Existing Lease is unchanged, and, as amended hereby, the Existing Lease remains in full force and effect.

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IN WITNESS WHEREOF, Landlord and Tenant have entered into this Sixth Amendment as of the date first set forth above.

Landlord:	POINT RICHMOND R&D ASSOCIATES II, LLC, a California limited liability company
	By:	Wareham-NZL, LLC, its Manager
By: /s/ Richard K. Robbins Richard K. Robbins Its Manager
Tenant:	SANGAMO THERAPEUTICS, INC., a Delaware corporation By: /s/ Sandy Macrae________________________________ Sandy Macrae President and CEO

EXHIBIT A

WORK AGREEMENT

1.Allowance.

1.1Cost of Suites A, B and C-1 Alterations.  Tenant shall perform the Suites A, B and C-1 Alterations at Tenant’s sole cost and expense, subject to the Suites A, B and C-1 Allowances (as hereinafter defined).

1.2Allowance.  Tenant shall be entitled: (i) to an allowance in an amount not to exceed $1,500,00.00 (the “Suites A, B and C-1 New Allowance”), (ii) to use the Extended Term Allowance in the amount of $46,600.75 (the “First Option Term Allowance”) as set forth in Section 8 of the Third Amendment, and (iii) to apply the remaining unapplied and unexpired allowances set forth elsewhere in the Existing Lease (the “Remaining Existing Allowances”, and collectively with the Suites A, B and C-1 New Allowance and the First Option Term Allowance, the “Suites A, B and C-1 Allowances”), for the costs relating to the design and installation of the Suites A, B and C-1 Alterations in the Premises.  In no event will Landlord be obligated to make disbursements pursuant to this Work Agreement in a total amount which exceeds the Suites A, B and C-1 Allowances.  Tenant must complete all of the Suites A, B and C-1 Alterations and have submitted Payment Request Supporting Documentation (defined below) for such work no later than August 31, 2021 in order to be entitled to receive the Suites A, B and C-1 Allowances for such work.  If Tenant does not submit a request for application or disbursement of the entirety of the Suites A, B and C-1 Allowances in accordance with the provisions of this Work Letter such date, any undisbursed portion shall be forfeited and shall accrue for the sole benefit of Landlord.

1.3Disbursement of the Suites A, B and C-1 Allowances.

(a)Suites A, B and C-1 Allowance Items.  Except as otherwise set forth in this Work Agreement, the Suites A, B and C-1 Allowances shall be disbursed by Landlord only for the following items and costs (collectively the “Suites A, B and C-1 Allowance Items”):

(i)Payment of the fees of the Architect and the Building Consultants (as those terms are defined below) and payment of fees and costs reasonably incurred by Landlord for the review of the Construction Drawings (defined below) by Landlord or by Landlord’s third party consultants;

(ii)The payment of plan check, permit and license fees relating to the Suites A, B and C-1 Alterations;

(iii)The cost of construction of the Suites A, B and C-1 Alterations, including, without limitation, costs of labor and materials, costs of any equipment and fixtures that would become Landlord’s property under the terms of the Existing Lease as of the expiration or earlier termination of the Term, costs of any services provided by third parties unaffiliated with Tenant in connection with the design and construction, after hours charges, testing and inspection costs, freight elevator usage, trash removal costs, and contractors’ fees and general conditions;

(iv)The cost of any changes to the Building when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith; and

(v)The cost of any changes to the Construction Drawings (defined below) or Suites A, B and C-1 Alterations required by applicable building codes (collectively, “Code”).

(b)Disbursement of Suites A, B and C-1 Allowances.  During the design and construction of the Suites A, B and C-1 Alterations, Landlord shall make monthly disbursements of the Suites A, B and C-1 Allowances to reimburse Tenant for Suites A, B and C-1 Allowance Items and shall authorize the release of funds as follows, and otherwise in accordance with Landlord’s standard disbursement process.

(i)On or before the fifth (5th) day of each calendar month (or such other date as Landlord may designate), Tenant shall deliver to Landlord:  (A) a request for payment from Contractor (defined below) approved by Tenant, in a commercially reasonable form to be provided or approved in advance by Landlord, including a schedule of values and showing the percentage of completion, by trade, of the Suites A, B and C-1 Alterations, which details the portion of the work completed and the portion not completed; (B) invoices from all of Tenant’s Agents (defined below) for labor rendered and materials delivered to the Premises; (C) executed conditional mechanic’s lien releases from all of Tenant’s Agents who have lien rights with respect to the subject request for payment (along with unconditional mechanics’ lien releases with respect to payments made pursuant to Tenant’s prior submission hereunder) in compliance with all applicable laws; and (D) all other information reasonably requested by Landlord (collectively, the “Payment Request Supporting Documentation”).

(ii)Within thirty (30) days after Tenant’s delivery to Landlord of all Payment Request Supporting Documentation, Landlord shall deliver to Tenant payment in an amount equal to the lesser of:  (x) the amount so requested by Tenant, as set forth above, less (i) the applicable Over-Allowance Amount (defined in Section 3.2(a) below) and (ii) a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (y) the balance of any remaining available portion of the Suites A, B and C-1 Allowances (not including the Final Retention), provided that if Landlord, in good faith, disputes any item in a request for payment based on non-compliance of any work with the Approved Working Drawings (defined below) or due to any substandard work and delivers a written objection to such item setting forth with reasonable particularity Landlord’s reasons for its dispute (a “Draw Dispute Notice”) within ten (10) business days following Tenant’s submission of its Payment Request Supporting Documentation, Landlord may deduct the amount of such disputed item from the payment. Landlord and Tenant shall, in good faith, endeavor to diligently resolve any such dispute.  Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

(iii)Subject to the provisions of this Work Agreement, following the final completion of construction of the Suites A, B and C-1 Alterations, Landlord shall deliver to Tenant a check made payable to Tenant, or a check or checks made payable to another party or parties as reasonably requested by Tenant, in the amount of the Final Retention, provided that

(A) Tenant delivers to Landlord properly executed unconditional mechanics’ lien releases from all of Tenant’s Agents in compliance with all applicable laws; (B) Landlord has determined in good faith that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building; (C) Architect (hereafter defined) delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Suites A, B and C-1 Alterations has been finally completed; and (D) Tenant has fulfilled its Completion Obligations (defined below) and has otherwise complied with Landlord’s standard “close-out” requirements regarding city approvals, closeout tasks, closeout documentation regarding the general contractor, financial close-out matters, and Tenant’s vendors.

2.Construction Drawings.

2.1Selection of Architect; Construction Drawings.

(a)Tenant shall retain an architect approved in writing, in advance by Landlord, such approval not to be unreasonably withheld, conditioned or delayed, and shall be granted or denied within three (3) business days upon request (the “Architect”) to prepare the Construction Drawings. Tenant shall retain engineering consultants approved in writing, in advance by Landlord, such approval not to be unreasonably withheld, conditioned or delayed, and shall be granted or denied within three (3) business days upon request (the “Building Consultants”) to prepare all plans and engineering working drawings and perform all work relating to mechanical, electrical and plumbing (“MEP”), HVAC/Air Balancing, life-safety, structural, sprinkler and riser work. Landlord’s failure to respond within such three (3) business day period shall be deemed approval by Landlord.

(b)The plans and drawings to be prepared by Architect and the Building Consultants hereunder (i.e., both the Space Plan and the Working Drawings, as each term is defined below) shall be known collectively as the “Construction Drawings.”  All Construction Drawings shall comply with the drawing format and specifications reasonably determined or approved by Landlord and shall be subject to Landlord’s prior written approval as specified in Sections 2.2, 2.3 and 2.4 below. All MEP drawings must be fully engineered or prepared on a “design-build-assist” basis with a Landlord-approved MEP basis of design (“BOD”), as prepared by an approved MEP engineer consultant.  The MEP drawings cannot be prepared on a strictly “design-build” basis.  Landlord’s review of the Construction Drawings shall be for its sole purpose and shall not obligate Landlord to review the same, for quality, design, Code compliance or other like matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

2.2Space Plan.  Tenant shall supply Landlord for Landlord’s review and approval with four (4) copies signed by Tenant of its space plan for the Premises (“Space Plan”) before any architectural working drawings or engineering drawings have been commenced.  The Space Plan shall include a layout and designation of all laboratory facilities, offices, rooms and other partitioning, their intended use, and equipment to be contained therein.  Landlord may request clarification or more specific drawings for special use items not included in the Space Plan.  Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Space Plan (or, if applicable, such additional information requested by Landlord pursuant to the provisions of the immediately preceding sentence) if the same is approved or is unsatisfactory or incomplete in any respect.  Upon any disapproval by Landlord, Tenant shall promptly cause the Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.  In the event Landlord fails to respond within such five (5) business day period, such Space Plan shall be deemed approved by Landlord.

2.3Working Drawings.  After the Space Plan has been approved by Landlord, Tenant shall supply the Architect and the Building Consultants with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements, to enable the Architect and the Building Consultants to complete the Working Drawings and shall cause the Architect and the Engineers to promptly complete the architectural and engineering drawings, and Architect shall compile a fully coordinated set of drawings, including but not limited to architectural, structural, mechanical, electrical, plumbing, fire sprinkler and life safety in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Working Drawings”) and shall submit the same to Landlord for Landlord’s review and approval.  Tenant shall supply Landlord with four (4) copies signed by Tenant of the Working Drawings.  Landlord shall advise Tenant within seven (7) business days after Landlord’s receipt of the Working Drawings if Landlord, in good faith, determines that the same are approved (the “Approved Working Drawings”) or are unsatisfactory or incomplete.  If Tenant is so advised, Tenant shall promptly revise the Working Drawings to correct any deficiencies or other matters Landlord may reasonably require. In the event Landlord fails to respond within such seven (7) business day period, Tenant shall send a reminder notice to Landlord, and if Landlord fails to respond to the reminder notice within three (3) business days after receipt thereof, such Working Drawings shall be deemed approved by Landlord.

2.4Landlord’s Approval.  Tenant acknowledges that it shall be deemed reasonable for Landlord to disapprove the Space Plan and any subsequent Working Drawings if (among other reasons): (a) the Suites A, B and C-1 Alterations as specified and designed do not comply with the requirements of the Project’s sustainability practices (if any) or any applicable “green” building standards, or (b) the sprinkler system design does not comply with the specifications provided by FM Global.  Additionally, Landlord’s approval of any matter under this Work Agreement may be withheld if Landlord reasonably determines that the same would violate any provision of the Lease or this Work Agreement or would adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building.

2.5Changes to Approved Working Drawings.  Any changes to the Approved Working Drawings approved by Landlord (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Section 2.5 and shall be subject to the written approval of the non-requesting party in accordance with this Work Agreement.

(a)Change Request. Either Landlord or Tenant may request Changes after Landlord approves the Working Drawings by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes and any modification of the Approved Working Drawings, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Working Drawings, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost as a result of such Change. Change Requests shall be signed by the requesting party’s representative as set forth in this Work Agreement. Landlord shall only request a Change if it reasonably believes that such Change is necessary to comply with applicable laws or to prevent a material adverse impact on the Building’s Systems, including any fire/life safety systems.

(b)Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have three (3) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. If the non-requesting party fails to respond within such three (3) business day period, the requesting party shall send a reminder notice and the non-requesting party’s failure to respond to the reminder notice within two (2) business days after receipt thereof shall be deemed approval by the nonrequesting party.

3.Construction Of The Suites A, B and C-1 Alterations.

3.1Tenant’s Selection of Contractors.

(a)The Contractor.  Tenant shall retain a general contractor approved in writing, in advance by Landlord, such approval not to be unreasonably withheld and be granted or denied within three (3) business days upon request, to construct the Suites A, B and C-1 Alterations (“Contractor”). Landlord’s failure to respond within such three (3) business day period shall be deemed approval by Landlord.

(b)Tenant’s Agents.  All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, in Landlord’s reasonable discretion within three (3) business days upon request, provided that Landlord will require Tenant to retain the Building Consultants.  All of Tenant’s Agents shall be licensed in the State of California and capable of being bonded.  Landlord’s failure to respond within such three (3) business day period shall be deemed approval by Landlord.

3.2Construction of Tenant Improvements by Tenant’s Agents.

(a)Construction Contract.  Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed and shall be granted or denied within three (3) business days upon request.  Landlord’s failure to respond within such three (3) business day period shall be deemed approval by Landlord. Prior to the commencement of the construction of the Suites A, B and C-1 Alterations, Tenant shall provide

Landlord with a schedule of values consisting of a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, for all Suites A, B and C-1 Allowance Items in connection with the design and construction of the Suites A, B and C-1 Alterations, which costs form the basis for the amount of the Contract (“Final Costs”).  Prior to the commencement of construction of the Suites A, B and C-1 Alterations, Landlord and Tenant shall identify the amount (the “Over-Allowance Amount”) equal to the difference between the amount of the Final Costs and the amount of the Suites A, B and C-1 Allowances (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Suites A, B and C-1 Alterations), and Landlord will reimburse Tenant on a monthly basis, as described in Section 1.2(b)(ii) above, for a percentage of each amount requested by the Contractor or otherwise to be disbursed under this Work Agreement, which percentage shall be equal to the Suites A, B and C-1 Allowances divided by the amount of the Final Costs (after deducting from the Final Costs any amounts expended in connection with the preparation of the Construction Drawings, and the cost of all other Suites A, B and C-1 Allowance Items incurred prior to the commencement of construction of the Suites A, B and C-1 Alterations), and Tenant shall be solely responsible for any Over-Allowance Amount.  If, after the Final Costs have been initially determined, the costs relating to the design and construction of the Suites A, B and C-1 Alterations shall change, any additional costs for such design and construction in excess of the Final Costs shall be added to the Over-Allowance Amount and the Final Costs, and Landlord’s reimbursement percentage, shall be recalculated in accordance with the terms of the immediately preceding sentence.  Notwithstanding anything set forth herein to the contrary, construction of the Suites A, B and C-1 Alterations shall not commence until Tenant has procured and delivered to Landlord a copy of all Permits for the applicable Suites A, B and C-1 Alterations.

(b)Construction Requirements.

(i)Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work.  Construction of the Suites A, B and C-1 Alterations shall comply with the following:  (A) the Suites A, B and C-1 Alterations shall be constructed in strict accordance with the Approved Working Drawings; (B) Tenant’s Agents shall submit schedules of all work relating to the Suites A, B and C-1 Alterations to Landlord, and Landlord shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall use commercially reasonable efforts to adhere to such corrected schedule; and (C) Tenant shall abide by all reasonable rules made and provided to Tenant in writing by Landlord’s Building Manager with respect to the use of contractor parking, materials delivery, freight, loading dock and service elevators, any required shutdown of utilities (including life-safety systems), storage of materials, coordination of work with the contractors of Landlord, and any other matter in connection with this Work Agreement, including, without limitation, the construction of the Suites A, B and C-1 Alterations.

(ii)Indemnity.  Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Suites A, B and C-1 Alterations and/or Tenant’s disapproval of all or any portion of any request for payment.  Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to

Landlord’s performance of any ministerial acts reasonably necessary (A) to permit Tenant to complete the Suites A, B and C-1 Alterations, and (B) to enable Tenant to obtain any related building permit or certificate of occupancy for the Premises; provided, however, nothing contained in this Work Agreement shall be deemed to modify the indemnity provisions of the Existing Lease.

(iii)Requirements of Tenant’s Agents.  Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Suites A, B and C-1 Alterations for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof.  Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractor.  The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with the removal or replacement of all or any part of the Suites A, B and C-1 Alterations, and/or the Building and/or common areas that  are damaged or disturbed thereby.  All such warranties or guarantees as to materials or workmanship of or with respect to the Suites A, B and C-1 Alterations shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either.  Tenant covenants to give to Landlord any assignment or other assurances as may be necessary to effect such right of direct enforcement.

(c)Insurance Requirements.

(i)General Coverages.  All of Tenant’s Agents shall carry employer’s liability and worker’s compensation insurance covering all of their respective employees, and shall also carry commercial general liability insurance, including personal and bodily injury, property damage and completed operations liability, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(ii)Special Coverages.  Tenant or Contractor shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Suites A, B and C-1 Alterations, and such other insurance as Landlord may require, it being understood and agreed that the Suites A, B and C-1 Alterations shall be insured by Tenant pursuant to the Lease immediately upon completion thereof.  Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and shall be in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(iii)General Terms.  Certificates for all of the foregoing insurance coverage shall be delivered to Landlord before the commencement of construction of the Suites A, B and C-1 Alterations and before the Contractor’s equipment is moved onto the site.  All such policies of insurance must contain a provision that the company writing said policy will endeavor to give Landlord thirty (30) days’ prior written notice of any cancellation of such insurance.  In the event that the Suites A, B and C-1 Alterations are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense.  Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Suites A, B and C-1 Alterations are fully completed and accepted by Landlord, except for any

Products and Completed Operations Coverage insurance required by Landlord, which is to be maintained for one (1) year following completion of the work and acceptance by Landlord and Tenant.  All policies carried hereunder shall insure Landlord, Wareham Property Group as Landlord’s manager, and Tenant, as their interests may appear, as well as Tenant’s Agents.  All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder.  Such insurance shall provide that it is primary insurance as respects Landlord and Tenant and that any other insurance maintained by Landlord or Tenant is excess and noncontributing with the insurance required hereunder.  The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under the Lease and/or this Work Agreement.

(d)Governmental Compliance.  The Suites A, B and C-1 Alterations shall comply in all respects with the following:  (i) the Code and other federal, state, city and/or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person or entity; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; (iii) building material manufacturer’s specifications, and (iv) the Project’s Sustainability Practices (if any).

(e)Inspection by Landlord.  Prior to the completion of the Suites A, B and C-1 Alterations, Landlord shall have the right to inspect the same during normal business hours upon reasonable advance notice, provided however, that Landlord’s failure to inspect the Suites A, B and C-1 Alterations shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Suites A, B and C-1 Alterations constitute Landlord’s approval of the same.  Should Landlord disapprove any portion of the Suites A, B and C-1 Alterations, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved.  Any defects or deviations in, and/or disapproval by Landlord of, the Suites A, B and C-1 Alterations shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Suites A, B and C-1 Alterations and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, and Tenant fails to immediately cease the problematic aspect(s) of the Suites A, B and C-1 Alterations work and promptly commence to remedy the same after Landlord’s written notice thereof or fails to diligently execute to completion, then Landlord may take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Suites A, B and C-1 Alterations until such time as the defect, deviation and/or matter is corrected to Landlord’s reasonable satisfaction.

(f)Meetings.  Tenant shall hold periodic meetings at a reasonable time with the Architect and the Contractor regarding the progress of the preparation of the Construction Drawings and the construction of the Suites A, B and C-1 Alterations, which meetings shall be held at the Premises, and Landlord and/or its agents shall receive prior written notice of, and shall have the right to attend, all such meetings.  Upon Landlord’s reasonable request, certain of Tenant’s Agents shall attend such meetings.  In addition, minutes shall be taken at all such meetings, and Landlord will be included in the distribution list for such minutes.  One such meeting each month shall include the review of Contractor’s current request for payment.

3.3Notice of Completion; Copy of Record Set of Plans.  Following completion of construction of the Suites A, B and C-1 Alterations, Landlord shall cause a Notice of Completion to be recorded in the office of the Recorder of Contra Costa County and shall furnish a copy thereof to Tenant.  Within thirty (30) days following the completion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the updated drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (C) to deliver to Landlord such updated drawings in accordance with Landlord’s then-current CAD requirements, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.  Tenant’s obligations set forth in this Section are collectively referred to as the “Completion Obligations.”

4.Miscellaneous.

4.1Tenant’s Representative.  Tenant has designated Chris Holman as its sole representative with respect to the matters set forth in this Work Agreement, until further notice to Landlord, who shall have full authority and responsibility to act on behalf of Tenant as required in this Work Agreement.

4.2Landlord’s Representative.  Landlord has designated Chris Barlow as its sole representative with respect to the matters set forth in this Work Agreement, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of Landlord as required in this Work Agreement.

4.3Tenant’s Default.  Notwithstanding any provision to the contrary contained in the Lease, if a default or breach by Tenant beyond applicable notice and cure periods under the Lease (including, without limitation, this Work Agreement) has occurred at any time on or before the Substantial Completion of the Suites A, B and C-1 Alterations, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Suites A, B and C-1 Allowances, and (ii) all other obligations of Landlord under the terms of this Work Agreement shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.  For purposes of this Section 4.3, “Substantial Completion” shall mean completion of construction of the Suites A, B and C-1 Alterations in the Premises pursuant to the Approved Working Drawings, with the exception of any punch list items.